Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Audible, Inc.:

We consent to the use of our reports dated March 30, 2006, with respect to the consolidated balance sheets of Audible, Inc. and subsidiary as of December 31, 2004 and 2005, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 30, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that Audible, Inc. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses were identified in the following areas: insufficient accounting personnel resources; inadequate information and communication; inadequate risk assessment; ineffective contract management; and ineffective control over retail promotions.

/s/ KPMG LLP

Short Hills, New Jersey
March 31, 2006